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                                                                     Exhibit 3.5


                            CERTIFICATE OF AMENDMENT
                                       OF
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                        VNUS MEDICAL TECHNOLOGIES, INC.,
                             A DELAWARE CORPORATION

            VNUS Medical Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (this "Corporation"), DOES HEREBY CERTIFY:

            1. The Corporation's Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on May 31, 2002.

            2. The Board of Directors of this Corporation has duly adopted a resolution setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of this Corporation in accordance with the provisions of Section 141 of the Delaware General Corporation Law. The resolution setting forth the proposed amendment is as follows:

            "RESOLVED that the Amended and Restated Certificate of Incorporation of this Corporation is hereby amended by amending and restating the first paragraph of Article IV, thereof so that, as amended, the first paragraph of
Article IV shall read in its entirety as follows:

            The Corporation is authorized to issue two classes of capital stock, Preferred Stock, $0.001 par value per share, and Common Stock,
            $0.001 par value per share. The total number of shares of Common Stock which the Corporation shall have the authority to issue is 21,000,000 shares. The total number of shares of Preferred Stock which the Corporation shall have the authority to issue is
            50,000,000 shares, of which 2,537,500 shares have been designated Series A-1 Preferred Stock, 2,030,000 shares have been designated Series A-2 Preferred Stock, 1,015,000 shares have been designated Series A-3 Preferred Stock, 1,691,667 shares have been designated Series B Preferred Stock, 6,616,888 shares have been designated Series C Preferred Stock, 8,750,000 shares have been designated Series D Preferred Stock, and 5,152,000 shares have been designated Series E Preferred Stock. Effective upon the filing of this Certificate of Amendment of Amended and Restated Certificate of Incorporation (the "Effective Time") every three (3) issued and outstanding shares of Common Stock of the Corporation shall be and hereby is automatically combined and reclassified as two (2) shares of Common Stock of the Corporation (the "Reverse Stock Split"). No fractional share of Common Stock shall be issued as a result of the Reverse Stock Split. In lieu of any fractional share to which a holder would otherwise be entitled, after aggregating all such fractions of a share, such holder shall be entitled to receive cash in an amount equal to the product obtained by multiplying such fraction by the fair market value of one share of Common Stock, as such fair market value is determined in
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            good faith by the Board of Directors, such payment to be made by the
            Corporation upon surrender of a certificate or certificates representing the shares of Common Stock held by such holder to the Corporation or its transfer agent. The Corporation shall provide certificates representing the combined and reclassified shares of Common Stock of the Corporation in exchange for and upon receipt of certificates representing shares of the existing Common Stock of the Corporation. From and after the Effective Time, certificates representing shares of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time are hereby cancelled and shall represent only the right of the holders thereof to receive shares of the combined and reclassified shares of Common Stock of the Corporation resulting from the Reverse Stock Split."

            3. This Certificate of Amendment of Amended and Restated Certificate of Incorporation was duly adopted and approved by the stockholders of this Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law.
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            IN WITNESS WHEREOF the undersigned has caused this Certificate of
Amendment of Amended and Restated Certificate of Incorporation to be duly executed as of the 14th day of October, 2004 and hereby affirms and acknowledges under penalty of perjury that the filing of this Certificate of Amendment of Amended and Restated Certificate of Incorporation of VNUS Medical Technologies, Inc. is the act and deed of VNUS Medical Technologies, Inc.

                                          VNUS Medical Technologies, Inc.,
                                          a Delaware corporation

                                          By:   /s/ Brian E. Farley
                                                --------------------------------
                                                Brian E. Farley
                                                Chief Executive Officer